EXHIBIT 5.1

[LETTERHEAD OF WINSTON & STRAWN]

March 7, 2001

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, Minnesota  55437

      Re: Registration Statement on Form S-3

Ladies and Gentlemen:

      This opinion is being delivered by us, as counsel to PLATO Learning, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3, dated March 7, 2001, (the “Registration Statement”), of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 417,519 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) which may be offered by certain selling stockholders pursuant to the Registration Statement. This opinion also relates to any registration statement prepared in connection with the offering of the Shares that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act.

      In rendering the opinion set forth below, we examined and relied upon such certificates, corporate and public records, agreements, instruments and other documents we considered appropriate as a basis for the opinion.

      Based upon and subject to the foregoing, we are of the opinion that when the Registration Statement has become effective under the Securities Act and when the Shares are issued as contemplated by the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

      The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinion.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion may be relied upon only in connection with the issuance of shares while the Registration Statement is effective.

Very truly yours,

/s/ WINSTON & STRAWN